UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                 --------------


                                    FORM 8-K


                        PURSUANT TO SECTION 13 or 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 --------------


                                January 22, 2001
                Date of Report (Date of earliest event reported)



                               CENIT BANCORP, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)



          Delaware                       0-20378                  54-1592546
-------------------------------         ---------           --------------------
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
 incorporation or organization)                           Identification Number)


300 E. Main Street, Suite 1350
      Norfolk, Virginia                                      23510
-------------------------------                              -----
(Address of principal executive office)                    (Zip code)


    Registrant's telephone number, including area code:     (757) 446-6600



Item 5 - Other Events

     On January 22, 2001, the Registrant issued a News Release announcing results for the fourth quarter and year ended December 31, 2000 and other information. The News Release is attached as EXHIBIT 99.1.


Item 7 - Financial statements and exhibits.

     The exhibit listed in the Exhibit Index is filed herewith as part of this Current Report on Form 8-K.


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        CENIT Bancorp, Inc.


Date:   January 24, 2001                /S/ Michael S. Ives
                                        Michael S. Ives
                                        President and Chief Executive Officer



Date:   January 24, 2001                /S/ John O. Guthrie
                                        John O. Guthrie
                                        Senior Vice President and
                                        Chief Financial Officer

EXHIBIT INDEX

EXHIBIT         DESCRIPTION OF EXHIBIT                   PAGE
-------         ----------------------                   ----

99.1            News Release dated January 22, 2001       3

EXHIBIT 99.1


News Release
--------------------------------------------------------------------------------


CENIT Bancorp, Inc.
Suite 1350, Main Street Tower
300 East Main Street
Norfolk, Virginia 23510-1753
Internet: www.cenit.com
[757] 446-6600

                                                [GRAPHIC OMITTED]




DATE:                January 22, 2001

CONTACT:             Michael S. Ives
                     President and CEO
                     (757) 446-6600


              CENIT REPORTS INCREASE IN EARNINGS PER SHARE FOR THE
              ----------------------------------------------------
                   FOURTH QUARTER AND THE YEAR BEFORE CHARGES
                   ------------------------------------------

     (Norfolk, Virginia) - CENIT Bancorp, Inc. (NASDAQ: CNIT) today announced fourth quarter earnings, excluding special fourth quarter charges, of $1,513,000, or $.35 per diluted share, representing an increase of 6% in earnings per share compared to earnings of $1,554,000, or $.33 per diluted share, in the fourth quarter of 1999.
     For the year ended December 31, 2000, CENIT had earnings, excluding special fourth quarter charges, of $6,075,000 compared to earnings for the year ended December 31, 1999, of $6,059,000. Diluted earnings per share, excluding special fourth quarter charges, were $1.36 per share for 2000, an increase of 5% compared to $1.30 per share earned in 1999.
     Cash basis operating results, which exclude the amortization of intangible assets, and excluding special fourth quarter charges, reflected earnings of $1,580,000, or $.37 per diluted share, for the fourth quarter of 2000 and $6,345,000, or $1.42 per diluted share, for the year ended December 31, 2000. These results compared to $1,622,000 or $.35 and $6,334,000 or $1.36 for the fourth quarter and year ended December 31, 1999, respectively.

                                     (more)

     During the fourth quarter of 2000, CENIT continued to successfully execute its business strategy focused on growth in its checking, savings, and money market deposits (collectively, "Transaction Deposits") and the portion of its loan portfolio excluding residential mortgage loans (collectively, "Core Banking Loans"). For the year, CENIT increased the balance of its Transaction Deposits by $34.5 million, or 16%, to a record $251.4 million at December 31, 2000, compared to $216.9 million at December 31, 1999. Average Transaction Deposits for the quarter ended December 31, 2000, were a record $236.6 million and average noninterest-bearing deposits were a record $77.7 million, increases of 8% and 17%, respectively, compared to $219.9 million and $66.3 million, respectively, for the quarter ended December 31, 1999. Core Banking Loans increased by $18.6 million, or 7%, in the year ended December 31, 2000.
     President and Chief Executive Officer Michael S. Ives commented, "We are pleased with the growth in our Transaction Deposits, Core Banking Loans, and our earnings per share before special fourth quarter charges in 2000. The increase of 17% in our average noninterest-bearing deposits comparing the fourth quarter of 2000 with the fourth quarter of 1999 was a significant achievement considering the intense competition for these types of deposits within the banking industry."
     Asset quality remains excellent. Nonperforming assets were $1,680,000, or .27% of total assets at December 31, 2000, compared to $1,981,000 and .31%, respectively,  at  September  30,  2000.  CENIT  had no  real  estate  owned  at
December 31,   2000,  and  its  nonperforming   assets  consisted  primarily  of
$1,413,000 of residential mortgage loans in the process of foreclosure. Historically, residential mortgage loans have presented little risk of material loss to the Company.
     Ives continued, "In order to accelerate the growth of our earnings per share during 2001, we are taking several initiatives, which began in the fourth quarter of 2000, that are designed to enhance our operating efficiency and net income. We have (1) restructured a significant portion of our investment portfolio, (2) repositioned some of our advances from the Federal Home Loan Bank of Atlanta, and (3)
                                     (more)
consolidated two of our retail offices and adjusted operating hours at several others. Collectively, these actions should have a substantial positive impact on our operating earnings during 2001."
     CENIT incurred a total of $394,000 of special fourth quarter charges, after income tax benefits, as follows:
     1. A charge of $134,000 to consolidate the retail offices in Hampton into the Company's retail office located at 2205 Executive Drive, which should result in an annualized reduction in operating expenses of approximately $135,000, (or $85,000 after tax), commencing during the second quarter of 2001;
     2.   A loss of  $127,000  from the  sale of  approximately  $36,000,000  of
          federal  agency  securities.   The  proceeds  were  invested  in  GNMA
          adjustable rate mortgage-backed securities with a higher 2001 yield of approximately 95 basis points; and
     3.   Aggregate other special charges of $133,000.
     Ives noted, "As a result of our restructuring efforts, we expect that there will be no material increase in compensation expense in 2001. We also expect that improvements in our cash management practices and our deposit processing will further enhance net income in 2001 compared to 2000 through decreases in noninterest-bearing asset balances and reductions in deposit processing costs."
     Including the special fourth quarter charges, net income for the fourth quarter of 2000 totaled $1,119,000, or $.26 per diluted share, and net income for the year ending December 31, 2000, totaled $5,681,000, or $1.27 per diluted share.
     Ives also commented on the Company's prospects for 2001: "As we look ahead to 2001, we have focused our attention on substantially improving our earnings per share for 2001 which should result in an increase in our share price over the levels that prevailed during 2000. We expect to continue our successful efforts to grow our Transaction Deposits, particularly our noninterest-bearing deposits, and our Core Banking Loans in 2001. Our mortgage banking operations should improve

                                     (more)
substantially over 2000 as a result of the recent decrease in mortgage lending rates. As mortgage lending activity increases, CENIT should benefit from increases in our mortgage banking income and increases in the average balances of our noninterest-bearing escrow accounts for those of our customers engaged in closing residential mortgage loans. Accordingly, we do not expect to see in the first quarter of 2001 the shortfalls in mortgage lending income and escrow account balances that we encountered in the first quarter of 2000."
     Ives further stated, "Our net interest margin was 3.59% in the fourth quarter of 2000. Due to the rapid decreases in the prime lending rate that have occurred and that we believe may continue to occur in early 2001, we project our margin to remain flat in the first quarter of 2001 and then to increase gradually in subsequent quarters as our interest-bearing deposits reprice downward and offset the immediate decrease in interest income associated with the impact of a falling prime lending rate on our approximately $83 million loan portfolio tied to prime."
     Addressing share repurchases, Ives said, "To enhance further earnings per share, the Company has engaged in share repurchases over the past several years. In 2000, the Company repurchased 321,283 of its outstanding shares over the course of the year. The full benefit of these share repurchases for annual earnings per share will be seen in 2001. In addition, our business plan calls for us to continue to repurchase shares in 2001 as and when our Board of Directors determines that appropriate opportunities exist."
     Ives concluded, "Although we continued to execute successfully our business plan to grow our Transaction Deposits and our Core Banking Loans during 2000, we were disappointed that our prevailing share prices throughout 2000 did not appear to recognize the value inherent in our franchise. Our depressed share prices prevented us from exploring any of the strategic options for the Company to which I had made reference in my Report To Our Stockholders contained in our Annual Report last year. Accordingly, we have taken the steps that we announced today to enhance
                                     (more)
earnings per share for 2001 with the expectation that improvements in our earnings per share should result in increases in our share price."
     Ives added, "The benefits from some of the changes that we have announced today and the benefits from the falling interest rate environment will not be fully reflected in our net income until the second quarter. However, due to improving conditions in the residential mortgage market, we expect that our diluted earnings per share for the first quarter of 2001 will be in the range of $.35 to $.38, well above the $.30 per diluted share that we earned in the first quarter of 2000."

About CENIT
-----------
     CENIT Bancorp, Inc. is the holding company for CENIT Bank. At December 31, 2000, the Bank has twenty banking offices, including three Super Kmart banking centers and twenty-six automated teller machines. The Bank's Internet Web site, cenit.com, permits customers to engage in banking services through their personal computer, and provides current and detailed account information all day, every day. The Bank provides a wide range of financial services in the Hampton Roads, Virginia market, the fourth largest MSA in the Southeast. CENIT Bank is the largest community bank headquartered in this market and is the only community bank serving all six of the market's most populous cities. CENIT Bank has banking offices in Virginia Beach, Norfolk, Portsmouth, Chesapeake, Hampton, Newport News, and York County, Virginia.

Safe Harbor Statement
---------------------
     This News Release contains forward-looking statements with respect to the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of CENIT, including, without limitation, statements relating to the earnings outlook of CENIT. These forward-looking statements may be preceded by, followed by or include the words "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These forward-looking statements involve risks and uncertainties that are subject to change based on various factors, many of which are

                                     (more)
beyond CENIT's control. Some of these factors include (1) the strength of the U.
S. economy in general and the strength of the local economy in which CENIT conducts its operations, which may be different than expected and which may result in, among other things, deterioration in credit quality or reduced demand for credit; (2) the effects of, and changes in, the interest rate policies of the board of governors of the Federal Reserve system, which may be different from those anticipated by CENIT in this News Release; (3) legislation or regulatory changes that adversely affect the businesses in which CENIT is engaged; (4) changes in accounting principles, practices, policies or guidelines; and (5) changes in the real estate market generally and in the markets in which CENIT conducts its operations, which may affect the demand for mortgages and other real estate-based loans. This News Release, including the forward-looking statements contained herein, speaks only as of the date hereof, and CENIT disclaims any obligation to update or revise the statements contained in this News Release following the date hereof.

                                       ##

(Selected Consolidated Financial Data to follow)


                                              CENIT BANCORP, INC.
                                      SELECTED CONSOLIDATED FINANCIAL DATA
                                  (Dollars in thousands, except per share data)
                                               (Unaudited)
-------------------------------------------------------------------------------------------------------------------------

                                                                  At or for the                     At or for the
                                                                      Year                          Three Months
                                                                      Ended                             Ended
                                                                  December 31,                      December 31,
                                                             2000               1999           2000                1999
-------------------------------------------------------------------------------------------------------------------------

Income Data (5)
---------------
Interest income                                        $    46,374       $    43,312         $    11,491      $    11,327
Interest expense                                            24,861            21,980               6,166            5,829
                                                       -----------       -----------         -----------      -----------

Net interest income                                         21,513            21,332               5,325            5,498
Provision for loan losses                                       48                98                   -               23
                                                       -----------       -----------         -----------      -----------
Net interest income after provision
  for loan losses                                           21,465            21,234               5,325            5,475
Other income                                                 6,659             7,132               1,498            1,587
Other expenses                                              19,247            18,899               5,074            4,634
                                                       -----------       -----------         -----------      -----------
Income before income taxes                                   8,877             9,467               1,749            2,428
Provision for income taxes                                   3,196             3,408                 630              874
                                                       -----------       -----------         -----------      -----------
Net income                                             $     5,681       $     6,059         $     1,119      $     1,554
                                                       ===========       ===========         ===========      ===========

Basic earnings per share (1)                           $      1.29       $      1.32         $       .26      $       .34
Diluted earnings per share (1)                         $      1.27       $      1.30         $       .26      $       .33
Basic earnings per share excluding
  special fourth quarter charges                       $      1.38       $      1.32         $       .36      $       .34
Diluted earnings per share excluding
  special fourth quarter charges                       $      1.36       $      1.30         $       .35      $       .33
Cash dividends per share                               $       .60       $       .60         $       .15      $       .15

Average Balance Sheet Data
--------------------------
Loans, net                                             $   474,381       $   480,627         $   475,030      $   467,239
Investment securities                                       42,932            56,556              32,390           57,167
Mortgage-backed certificates                                76,465            36,300              70,630           74,023
Interest-earning assets                                    609,043           592,043             592,986          613,810
Interest-bearing deposits                                  405,918           405,717             400,325          404,529
Borrowings                                                 113,432           103,632              97,902          125,427
Interest-bearing liabilities                               519,350           509,349             498,227          529,956
Assets                                                     647,301           630,589             631,594          652,330
Liabilities                                                596,540           579,988             581,046          600,805
Noninterest-bearing deposits                                71,922            65,730              77,725           66,324
Stockholders' equity                                        50,761            50,601              50,548           51,525

See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.



                                                                CENIT BANCORP, INC.
                                                    SELECTED CONSOLIDATED FINANCIAL DATA
                                                                (Dollars in thousands)
                                                                      (Unaudited)
----------------------------------------------------------------------------------------------------------------------

                                                        At or for the                   At or for the
                                                            Year                         Three Months
                                                           Ended                            Ended
                                                         December 31,                     December 31,
                                                   2000                1999           2000             1999
----------------------------------------------------------------------------------------------------------------------

Spread and Margin Analysis
--------------------------
Yield on:
      Loans, net                                       7.94%            7.60%          8.07%             7.71%
      Investment securities                            5.62%            5.72%          5.59%             5.68%
      Mortgage-backed certificates                     6.86%            6.98%          6.79%             6.86%
      Interest-earning assets                          7.61%            7.32%          7.75%             7.38%
Cost of:
      Interest-bearing deposits                        4.43%            4.13%          4.66%             4.13%
      Borrowings                                       6.05%            5.06%          6.14%             5.27%
      Interest-bearing liabilities                     4.79%            4.32%          4.95%             4.40%
Interest rate spread                                   2.82%            3.00%          2.80%             2.98%
Net interest margin                                    3.53%            3.60%          3.59%             3.58%

Ratios
------
Return on average assets                                .88%             .96%           .71%              .95%
Return on average stockholders' equity                11.19%           11.97%          8.85%            12.06%
Return on average assets excluding
      special fourth quarter charges                    .94%             .96%           .96%              .95%
Return on average stockholders' equity
      excluding special fourth quarter charges        11.97%           11.97%         11.97%            12.06%

Cash Basis Operating Results and Ratios (2)
-------------------------------------------
Net income                                      $     5,951      $     6,334    $     1,186       $     1,622
Basic earnings per share                        $      1.35      $      1.38    $       .28       $       .35
Diluted earnings per share                      $      1.33      $      1.36    $       .28       $       .35
Return on average tangible assets                       .92%            1.01%           .75%             1.00%
Return on average tangible equity                     12.49%           13.44%          9.98%            13.47%
Net income excluding special fourth
      quarter charges                           $     6,345      $     6,334    $     1,580       $     1,622
Diluted earnings per share excluding
      special fourth quarter charges            $      1.42      $      1.36    $       .37       $       .35

Credit Data
-----------
Total nonperforming assets, net                 $     1,680      $       603    $     1,680       $       603
Total nonperforming assets, net,
      to total assets                                   .27%             .09%           .27%              .09%
Allowance for loan losses to loans held for
      investment, net                                   .81%             .82%           .81%              .82%
Ratio of net charge-offs to average loans               .02%             .05%           .01%              .04%
Net charge-offs                                 $       104      $       262    $         8       $        45

See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA



                                                   CENIT BANCORP, INC.
                                          SELECTED CONSOLIDATED FINANCIAL DATA
                                                 (Dollars in thousands)
                                                       (Unaudited)
---------------------------------------------------------------------------------------------------

                                                     At or for the                 At or for the
                                                        Year                       Three Months
                                                        Ended                          Ended
                                                     December 31,                   December 31,
                                                2000             1999          2000         1999
---------------------------------------------------------------------------------------------------

Other Income and Other Expense Data
-----------------------------------

Deposit fees                                    $  2,699      $  2,511       $   653      $   625
Merchant processing fees                           2,297         2,464           530          556
Gains on sales of loans                              717           748           221          142
Fees from accounts receivable program                323           356            80           78
Loan servicing fees and late charges                 293           277            96           65
Commercial mortgage brokerage fees                   207           168            42            -
(Losses) on sales of securities, net                (182)            -          (198)           -
Other miscellaneous                                  305           608            74          121
                                                --------      --------       -------      -------

Total other income                              $  6,659      $  7,132       $ 1,498      $ 1,587
                                                ========      ========       =======      =======

Salaries and employee benefits                  $  8,542      $  8,524       $ 2,096      $ 2,003
Equipment, data processing and supplies            3,151         2,992           787          771
Net occupancy expense of premises                  2,340         2,154           621          578
Merchant processing                                1,774         1,953           413          421
Professional fees                                    741           678           264          199
Loan processing                                      435           503           103          119
Amortization of intangibles                          346           355            85           87
Postage                                              240           246            60           57
Federal deposit insurance premiums                    98           241            24           59
Marketing                                            529           416           148          169
Expense, gains/losses on sales and
  provision for losses on real estate
  owned, net                                          42            44             1           (2)
Branch consolidation charge                          210             -           210            -
Other miscellaneous                                  799           793           262          173
                                                --------      --------       -------      -------

Total other expenses                            $ 19,247      $ 18,899       $ 5,074      $ 4,634
                                                ========      ========       =======      =======





See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.


                               CENIT BANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

--------------------------------------------------------------------------------
                                                     December 31,   December 31,
                                                         2000           1999
--------------------------------------------------------------------------------

Balance Sheet Data
------------------
Cash and federal funds sold                          $    29,550    $   30,462
Securities available for sale at fair value:
     Investment securities (adjusted cost of
       $250 and $56,366, respectively)                       230        55,535
     Mortgage-backed certificates (adjusted cost
       of $98,361 and $83,018, respectively)              99,032        82,763
Loans, net                                               475,052       473,074
Interest receivable                                        3,546         4,067
Real estate owned, net                                         -           218
Federal Home Loan Bank stock, at cost                      5,050         7,100
Property and equipment, net                               13,087        13,757
Goodwill and other intangibles, net                        2,946         3,293
Other assets                                               3,736         3,944
                                                     -----------    ----------
     Total assets                                    $   632,229    $  674,213
                                                     ===========    ==========

Noninterest-bearing deposits                         $    88,748    $   64,491
Interest-bearing deposits                                405,736       400,127
                                                     -----------    ----------
     Total deposits                                      494,484       464,618
Advances from the Federal Home Loan Bank                  70,000       142,000
Securities sold under agreements to repurchase            13,369        13,233
Other liabilities                                          2,923         3,097
                                                     -----------    ----------
     Total liabilities                                   580,776       622,948
                                                     -----------    ----------
Stockholders' equity(3)                                   51,453        51,265
                                                     -----------    ----------
     Total liabilities and stockholders' equity      $   632,229    $  674,213
                                                     ===========    ==========

Book value per share (4)                                  $12.11        $11.29
Tangible book value per share (4)                         $11.42        $10.57

Common stock outstanding excluding unallocated
     common stock held by the Company's
     Employee Stock Ownership Plan                     4,248,315     4,540,442

Common stock outstanding including unallocated
     common stock held by the Company's
     Employee Stock Ownership Plan                     4,443,271     4,751,644

Closing stock price                                       $12.25        $17.31


See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.

                               CENIT BANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                             (Dollars in thousands)
                                   (Unaudited)

 -------------------------------------------------------------------------------

                                                 December 31,      December 31,
                                                     2000              1999
--------------------------------------------------------------------------------

Loan Data
---------
Loans
-----

First mortgage loans:
     Single-family                                 $ 205,263         $ 221,041
     Multi-family                                      7,620             8,082
Commercial real estate                                84,896            81,724
Construction                                          78,762            66,213
Acquisition/development and residential lots          22,829            21,631
Commercial business                                   46,780            36,739
Consumer:
     Equity and second mortgage                       60,343            56,469
     Other consumer                                   14,604            14,823
Less: undisbursed portion of construction and
     acquisition and development loans               (46,241)          (34,714)

                                                   ---------         ---------
         Gross loans                                 474,856           472,008

Allowance for loan losses                             (3,804)           (3,860)
Unearned discounts, premiums, and
     loan fees, net                                    1,464             1,470
                                                   ---------         ---------
         Loans held for investment, net              472,516           469,618

         Loans held for sale                           2,536             3,456
                                                   ---------         ---------

         Loans, net                                $ 475,052         $ 473,074
                                                   =========         =========

Percentage of gross loans
-------------------------

First mortgage single-family                              43%               47%
All other (Core Banking Loans)                            57%               53%
                                                         ---               ---
                                                         100%              100%
                                                         ===               ===


See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.


                               CENIT BANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                             (Dollars in thousands)
                                   (Unaudited)

-------------------------------------------------------------------------------------------------

                                         Average Balances
                                       For the Quarter Ended                     Balances At
                                      ------------------------           ------------------------
                                           December 31,                          December 31,
                                       2000              1999               2000           1999
-------------------------------------------------------------------------------------------------
Deposit Data
------------
Deposits
--------

Noninterest-bearing                   $  77,725      $  66,324           $  88,748      $  64,491
Interest-bearing savings,
   checking and money
   market                               158,876        153,545             162,662        152,442
                                      ---------      ---------           ---------      ---------

     Total transaction deposits         236,601        219,869             251,410        216,933

Certificates of deposit                 241,449        250,984             243,074        247,685
                                      ---------      ---------           ---------      ---------

     Total deposits                   $ 478,050      $ 470,853           $ 494,484      $ 464,618
                                      =========      =========           =========      =========

Percentage of deposits
----------------------

Noninterest-bearing                          16%            14%                 18%            14%
Interest-bearing savings,
   checking and money
   market                                    33%            33%                 33%            33%
                                            ---            ---                 ---            ---

     Total transaction deposits              49%            47%                 51%            47%

Certificates of deposit                      51%            53%                 49%            53%
                                            ---            ---                 ---            ---

     Total deposits                         100%           100%                100%           100%
                                            ===            ===                 ===            ===




See NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.

                               CENIT BANCORP, INC.
                  NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)


     (1) Basic earnings per share is calculated using weighted average shares outstanding. For the year and three month period ended December 31, 2000, weighted average shares used to compute basic earnings per share were 4,410,988 and 4,256,737, respectively. For the year and three months ended December 31, 1999, weighted average shares used to compute basic earnings per share were 4,581,574 and 4,592,193, respectively.

Diluted earnings per share is calculated by adding common stock equivalents to the weighted average shares outstanding. For the year and three month period ended December 31, 2000, weighted average shares used to compute diluted earnings per share were 4,461,025 and 4,305,425, respectively. For the year and three months ended December 31, 1999, weighted average shares used to compute diluted earnings per share were 4,659,103 and 4,661,986, respectively.

     (2) Cash basis operating results exclude the effect on net income of amortization expense applicable to intangible assets which include goodwill and core deposit intangibles. Cash basis operating ratios exclude the effect of amortization of intangible assets from net income and the unamortized balances of intangibles from assets and equity.

The Company has presented cash basis operating results and ratios as management understands that such information is used by many investors and analysts. Cash basis operating data is not intended to represent and should not be considered more meaningful than, or as a substitute for, other measures of performance determined in accordance with generally accepted accounting principles.

     (3) Includes accumulated other comprehensive income (loss), net of income taxes of $403,000, and $(674,000) at December 31, 2000, and December 31, 1999,
respectively.

     (4) Book value per share and tangible book value per share, computed by including unallocated common stock held by the Company's Employee Stock Ownership Plan at December 31, 2000 were $11.58 and $10.92, respectively; and at December 31, 1999 were $10.79 and $10.10, respectively.

     (5) Special fourth quarter charges are included in the income data before income taxes as follows:

Included in other income:
-------------------------
Loss on  restructuring the securities  portfolio        $198,000
Included in other expenses:
---------------------------
Branch consolidation charge                              210,000
Aggregate  other special  charges                        208,000
                                                        --------
Special fourth quarter charges before income taxes      $616,000
                                                        ========


                                        7

                                      -15-